Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION REPORTS THAT PAYMENT FROM LONGHORN PARTNERS PIPELINE EXPECTED

     Dallas, Texas, June 25, 2004 — Holly Corporation (NYSE-HOC) today announced that it has been informed by Longhorn Partners Pipeline, L.P. that Longhorn Partners expects to pay $25 million plus approximately $2.2 million in interest to Holly on July 1, 2004 pursuant to the terms of a November 2002 settlement agreement between the two companies. This payment would constitute a return with interest of the $25 million paid by Holly to Longhorn Partners in November 2002 under the settlement agreement and would result in a termination of Holly’s rights under an agreement, which was part of the settlement agreement, for prepaid transportation of refined products on the Longhorn Pipeline.

     Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties including the risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Treasury & Investor Relations
Holly Corporation
214-871-3555